Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Third Quarter Results

Revenue of $1.3 Billion and GAAP EPS of $0.26

EPS of $0.33 Excluding Accrual for Regulatory Settlement

Year-to-date Cash Flow from Operations of $1 Billion

Englewood, Colo., October 20, 2009 – The Western Union Company (NYSE: WU), a leader in the money transfer segment of global payments, today reported financial results for the third quarter.

Financial highlights for the quarter included:

¡	Consolidated revenue of $1.3 billion, a decrease of 5% compared to last year’s third quarter
¡	Constant currency adjusted consolidated revenue down 2%
¡	A pre-tax accrual of $71 million for an anticipated agreement to resolve the company’s disputes with the State of Arizona and to fund a multi-state not-for-profit organization (the settlement accrual)
¡	GAAP EPS of $0.26, or EPS of $0.33 excluding the settlement accrual
¡	Constant currency EPS $0.01 lower than EPS excluding the settlement accrual
¡	GAAP operating income margin of 21%, or 27% excluding the settlement accrual
¡	Year-to-date cash provided by operating activities of $958 million

Other highlights included:

¡	Completed the acquisition of international business-to-business payments provider Custom House
¡	Signed letters of agreement with Lagardère Services, Ortel Finance and PayUp, potentially adding 15,000 locations in Europe over the next few years
¡	Renewed agreement with Agricultural Bank of China, bringing an additional 15,000 agent locations by 2011
¡

Agreed to partner with Maxis Communications in Malaysia to launch a service that will allow Maxis subscribers to send cross-border remittances from their mobile phones for cash payout at any Western Union location worldwide

¡	Grew agent locations to more than 400,000

Western Union President and Chief Executive Officer Christina Gold said, “We were pleased to see consistency in transaction and revenue trends relative to the prior quarter. Our geographically diverse portfolio delivered 3% growth in consumer-to-consumer transactions, as strength in key international markets offset softness in other countries. We also achieved our 2009 goal of surpassing 400,000 agent locations.”

Gold continued, “We made strong progress on our focused set of strategic growth initiatives. We achieved advances with our Americas banking strategy, signed letters of agreement with key retail agents in Europe, and concluded the acquisition of Custom House, which gives us a strong platform to grow in the cross-border, business-to-business payments market. We expanded our presence in mobile money transfer with new carriers and additional mobile-enabled locations. Additionally, we continued to pilot programs positioning the company for the long-term opportunities available in prepaid.”

Accrual for Anticipated Regulatory Settlement

During the quarter, the company recorded a pre-tax accrual of $71 million related to an anticipated regulatory settlement. The anticipated settlement includes resolution of all outstanding legal issues and claims with the state of Arizona, as well as a multi-state agreement to fund a not-for-profit organization. A significant portion of the accrual relates to the funding of this organization, which will promote safety and security along the entire U.S. and Mexico border. In addition, as part of the agreement, the Company anticipates committing to make further investments in its compliance programs in the U.S.-Mexico border area over the next two to three years. A final agreement is expected to be completed before the end of 2009.

“Our objective is to move forward without the uncertainty surrounding this issue, as well as to contribute to improving conditions along the border,” Gold said. “These legal matters date back to 2003, and the identified compliance procedures involved are not an issue today. Over the years we have made significant improvements to our compliance programs, which we believe are the best in the industry.”

Consolidated Results

In the third quarter, revenue was $1.3 billion, down 5% from the comparable period last year or down 2% on a constant currency basis. Custom House added $8 million of revenue and $5 million of operating loss, primarily due to acquisition-related costs. Third quarter operating income margin was 21%, or 27% excluding the impact from the settlement accrual. Operating income margin in the third quarter of 2008 was 27%.

GAAP earnings per share was $0.26, or EPS of $0.33 excluding the settlement accrual. On a constant currency basis EPS excluding the settlement accrual was $0.01 lower. GAAP EPS in the third quarter of 2008 was $0.33.

The effective tax rate for the third quarter of 2009 was 27%, which compared to 28% for the same period in 2008.

Capital Deployment & Liquidity

Western Union’s year-to-date cash flow from operations was $958 million and capital expenditures were $67 million. Through nine months, Western Union repurchased 15.6 million shares for $225 million, at an average price of $14.38 per share. The company maintains its target of $400 million in repurchases for 2009.

Cash on hand at quarter-end was $1.6 billion and total outstanding debt was $3 billion. The nearest-dated debt maturity is $1 billion due in November of 2011. The company has a commercial paper program that is fully backed by a $1.5 billion revolving credit facility that expires in 2012. At quarter-end, there was no commercial paper outstanding and the credit facility was fully available.

Consumer-to-Consumer (C2C)

The consumer-to-consumer segment represented 85% of Western Union’s revenue at $1.1 billion in the third quarter, a decrease of 5% or a decrease of 3% constant currency adjusted. Operating income was down 6% and operating income margin was 28%, which compared to an operating income margin of 28% in the third quarter of 2008. The settlement accrual is not included in segment results. Western Union handled 50 million C2C transactions, a 3% increase over the third quarter of 2008.

For the international portion of C2C, revenue declined 3% and was flat constant currency adjusted, on transaction growth of 6%. Revenue from the subset of the international business, those transactions that originate outside of the United States, declined 2%, or increased 1% constant currency adjusted, on transaction growth of 9% during the quarter.

The Europe, Middle East, Africa and South Asia (EMEASA) region, which represented 46% of Western Union revenue, saw revenue decline 3% and transactions grow 8% compared to last year’s third quarter. The Gulf States posted strong growth, although transaction and revenue growth moderated from the second quarter. Western Europe experienced consistent transaction growth rates compared to the second quarter. India achieved revenue growth of 8% and transaction growth of 16% in the quarter.

The November 1, 2009 implementation of the European Payment Services Directive (PSD) provides the opportunity to sign retail agent locations in certain countries. A scalable sales and operations infrastructure enhanced by the acquisition of FEXCO’s money transfer business earlier this year further strengthens the company’s ability to address the growth opportunities provided by the PSD. In the third quarter, the company signed letters of agreement with Lagardère Services, Ortel Finance, and PayUp that provide the potential for retail expansion at over 15,000 locations throughout Europe.

The Americas region, which represented 31% of Western Union revenue, reported a revenue decline of 10% compared to last year’s third quarter while transactions decreased by 4%. These trends have improved slightly compared to the second quarter of 2009. The U.S. outbound business, which is the largest component of the Americas region, had transaction trends consistent with the previous four quarters. The domestic money transfer business saw revenue decline 15% in the quarter on a transaction decline of 9%. The Mexico business, which was 6% of Western Union revenue, had a revenue decline of 18% and a transaction decline of 13% in the quarter.

The Asia Pacific (APAC) region, which represented 8% of Western Union revenue, increased revenue by 5% on transaction growth of 15% during the third quarter. China revenue and transactions each increased 7%.

Global Business Payments

The Global Business Payments segment represented 13% of Western Union’s revenue. Revenue for the quarter was $171 million, a decline of 3%, or down 7% excluding Custom House. Operating income margin was 24%, compared to 26% in the third quarter of 2008. Operating income margin excluding Custom House was consistent with the prior year’s third quarter.

On September 1, 2009, the company advanced an important component of its strategy to expand the product portfolio and geographic reach of the Global Business Payments segment with the completion of the Custom House acquisition. Custom House offers a simplified process for small-to-medium enterprises (SMEs) making cross-border business-to-business payments. Western Union estimates that the SME cross-border payments market generates global revenue at least as great as the consumer-to-consumer money transfer market.

Outlook

The Company has narrowed its revenue and EPS outlook to the higher end of previous expectations, excluding the impact of the settlement accrual. The Custom House acquisition is included in the Company’s outlook, with an expected impact of less than 1% on revenues and $0.01 dilution to EPS. The company now expects the following full-year 2009 financial results:

•	Constant currency revenue to decline 1% to 2%
•	GAAP revenue to decline 4% to 5%
•	GAAP operating income margin of approximately 25%, or approximately 27% excluding the settlement accrual
•	GAAP EPS of $1.15 to $1.20, or EPS of $1.23 to $1.28 excluding the settlement accrual
•	Constant currency EPS $0.01 lower
•	Cash flow from operations to exceed $1.1 billion

Christina Gold concluded: “The outlook for Western Union’s business performance in 2009 has moved to the higher end of our previous expectations, excluding the impact of the settlement accrual. Despite the challenging economy, we have delivered solid results. We believe we have continued to gain market share, and recent stabilization trends are encouraging. Our world class brand, 400,000 agent locations, and financial strength, along with the progress we are achieving on key growth initiatives and strategies, give us confidence in the future.”

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide more meaningful information than GAAP metrics alone. These non-GAAP measurements include revenue decline constant currency adjusted, operating income margin and earnings per share excluding the estimated settlement accrual, consumer-to-consumer segment revenue decline constant currency adjusted, international consumer-to-consumer revenue decline constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue decline constant currency adjusted, Global Business Payments revenue decline and operating income margin excluding Custom House, 2009 earnings per share and operating income margin outlook excluding the impact from the settlement accrual, and 2009 revenue outlook constant currency adjusted.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Currency

Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, which would not have occurred if there had been a constant currency rate. The measurement also assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast including slides, at 8:30 a.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 800-261-3417 (U.S.) or + 1-617-614-3673 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 90158231.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through October 27, 2009, at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 80442665. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2008. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments; changes in immigration laws, patterns and other factors related to migrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to resolve pending legal issues with the State of Arizona in a satisfactory manner; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; significantly slower growth or declines in the money transfer market and other markets in which we operate; failure to implement agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with or more advantageous to us than those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers, or non-performance by our banks, lenders, other financial services providers or insurers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax authorities; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations and card-based payment providers; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation, including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE:WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta and Pago Facil branded payment services, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. Western Union, Vigo and Orlandi Valuta operate through a combined network of more than 400,000 agent locations in 200 countries and territories. In 2008, The Western Union Company completed 188 million consumer-to-consumer transactions worldwide, moving $74 billion of principal between consumers, and 412 million consumer-to-business transactions. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenues:
Transaction fees	$1,040.0	$1,098.6	(5)%	$2,998.4	$3,200.7	(6)%
Foreign exchange revenue	237.6	238.7	0%	659.9	681.0	(3)%
Commission and other revenues	36.5	40.1	(9)%	111.3	108.7	2%

Total revenues	1,314.1	1,377.4	(5)%	3,769.6	3,990.4	(6)%

Expenses:
Cost of services (a)	742.6	785.6	(5)%	2,112.0	2,343.6	(10)%
Selling, general and administrative (a) (b)	290.0	216.6	34%	693.5	626.1	11%

Total expenses	1,032.6	1,002.2	3%	2,805.5	2,969.7	(6)%

Operating income	281.5	375.2	(25)%	964.1	1,020.7	(6)%

Other income/(expense):
Interest income	1.9	8.7	(78)%	8.4	39.1	(79)%
Interest expense	(39.3)	(40.4)	(3)%	(119.1)	(128.7)	(7)%
Derivative gains/(losses), net	0.4	(14.4)	(c )	(2.4)	(10.0)	(c )
Other income/(expense), net	2.0	3.9	(c )	(3.6)	12.4	(c )

Total other expense, net	(35.0)	(42.2)	(17)%	(116.7)	(87.2)	34%

Income before income taxes	246.5	333.0	(26)%	847.4	933.5	(9)%
Provision for income taxes	65.5	92.2	(29)%	222.3	254.1	(13)%

Net income	$181.0	$240.8	(25)%	$625.1	$679.4	(8)%

Earnings per share:
Basic	$0.26	$0.33	(21)%	$0.89	$0.92	(3)%
Diluted	$0.26	$0.33	(21)%	$0.89	$0.91	(2)%

Weighted-average shares outstanding:
Basic	698.4	724.9		702.0	736.0
Diluted	701.6	737.2		703.9	747.6

(a)	For the three months ended September 30, 2008, cost of services and selling, general and administrative expenses include restructuring and related expenses of $1.1 million and $2.1 million, respectively, and $43.0 million and $7.3 million for the nine months ended September 30, 2008, respectively.

(b)	For both the three and nine months ended September 30, 2009, selling, general and administrative expenses include an estimated accrual of $71.0 million for an anticipated agreement with the state of Arizona (the settlement accrual).

(c)	Calculation not meaningful

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,625.4	$1,295.6
Settlement assets	1,256.1	1,207.5
Property and equipment, net of accumulated depreciation of $322.3 and $284.0, respectively	198.3	192.3
Goodwill	2,146.6	1,674.2
Other intangible assets, net of accumulated amortization of $329.5 and $276.5, respectively	505.5	350.6
Other assets	482.3	858.1

Total assets	$6,214.2	$5,578.3

Liabilities and Stockholders' Equity/(Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$512.3	$385.7
Settlement obligations	1,256.1	1,207.5
Income taxes payable	511.4	381.6
Deferred tax liability, net	276.3	270.1
Borrowings	3,052.4	3,143.5
Other liabilities	278.1	198.0

Total liabilities	5,886.6	5,586.4

Stockholders' equity/(deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 694.9 shares and 709.6 shares, respectively, issued and outstanding	6.9	7.1
Capital surplus/(deficiency)	23.2	(14.4)
Retained earnings	425.6	29.2
Accumulated other comprehensive loss	(128.1)	(30.0)

Total stockholders' equity/(deficiency)	327.6	(8.1)

Total liabilities and stockholders' equity/(deficiency)	$6,214.2	$5,578.3

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$625.1	$679.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111.5	106.9
Other non-cash items, net	39.0	49.4
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	(20.8)	(63.4)
Accounts payable and accrued liabilities	88.4	63.5
Income taxes payable	131.2	103.0
Other liabilities	(16.4)	(13.5)

Net cash provided by operating activities	958.0	925.3

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(18.2)	(68.8)
Capitalization of purchased and developed software	(8.6)	(15.5)
Purchases of property and equipment	(40.1)	(40.7)
Acquisition of businesses, net of cash acquired	(514.9)	(18.2)
Proceeds from/(increase in) receivable for securities sold	234.9	(298.1)
Notes receivable issued to agents	—	(1.0)
Repayments of notes receivable issued to agents	17.4	18.9

Net cash used in investing activities	(329.5)	(423.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(82.8)	(256.2)
Net proceeds from issuance of borrowings	496.6	—
Principal payments on borrowings	(500.0)	—
Proceeds from exercise of options	12.7	296.2
Common stock repurchased	(225.2)	(1,205.4)

Net cash used in financing activities	(298.7)	(1,165.4)

Net change in cash and cash equivalents	329.8	(663.5)
Cash and cash equivalents at beginning of period	1,295.6	1,793.1

Cash and cash equivalents at end of period	$1,625.4	$1,129.6

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change		2009	2008	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$875.9	$925.2	(5)%		$2,497.1	$2,664.8	(6)%
Foreign exchange revenue	229.3	237.8	(4)%		650.1	678.6	(4)%
Other revenues	12.6	15.1	(17)%		39.8	33.9	17%

Total Consumer-to-Consumer:	1,117.8	1,178.1	(5)%		3,187.0	3,377.3	(6)%

Global Business Payments:
Transaction fees	153.8	163.1	(6)%		471.0	506.1	(7)%
Foreign exchange revenue	8.3	0.9	(a	)	9.8	2.4	(a	)
Other revenues	9.2	12.4	(26)%		29.1	37.1	(22)%

Total Global Business Payments:	171.3	176.4	(3)%		509.9	545.6	(7)%
Total Other Revenue:	25.0	22.9	9%		72.7	67.5	8%

Total consolidated revenues	$1,314.1	$1,377.4	(5)%		$3,769.6	$3,990.4	(6)%

Operating income:
Consumer-to-Consumer	$308.9	$327.7	(6)%		$889.2	$906.8	(2)%
Global Business Payments	41.6	46.6	(11)%		136.2	152.5	(11)%
Other	2.0	4.1	(51)%		9.7	11.7	(17)%

Total segment operating income	$352.5	$378.4	(7)%		$1,035.1	$1,071.0	(3)%
Settlement accrual (b)	(71.0)	—	(c	)	(71.0)	—	(c	)
Restructuring and related expenses (b)	—	(3.2)	(c	)	—	(50.3)	(c	)

Total consolidated operating income	$281.5	$375.2	(25)%		$964.1	$1,020.7	(6)%

Operating income margin:
Consumer-to-Consumer	27.6%	27.8%	(20	) bp	27.9%	26.8%	110	bp
Global Business Payments	24.3%	26.4%	(210	) bp	26.7%	28.0%	(130	) bp
Other	8.0%	17.9%	(990	) bp	13.3%	17.3%	(400	) bp
Total consolidated operating income margin	21.4%	27.2%	(580	) bp	25.6%	25.6%	(0	) bp

Depreciation and amortization:
Consumer-to-Consumer	$31.2	$28.1	11%		$91.9	$81.4	13%
Global Business Payments	6.1	5.3	15%		15.6	16.0	(3)%
Other	1.4	1.3	8%		4.0	3.5	14%

Total segment depreciation and amortization	$38.7	$34.7	12%		$111.5	$100.9	11%
Restructuring and related expenses	—	2.9	(c	)	—	6.0	(c	)

Total consolidated depreciation and amortization	$38.7	$37.6	3%		$111.5	$106.9	4%

(a)	The significant increase is primarily the result of the Custom House acquisition.

(b)	Restructuring expenses and the settlement accrual are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.

(c)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Transactions
Consumer-to-Consumer	50.1	48.8	3%	144.7	139.0	4%
Global Business Payments	105.0	103.3	2%	315.5	308.3	2%

Revenue
Consumer-to-Consumer	$1,117.8	$1,178.1	(5)%	$3,187.0	$3,377.3	(6)%
Global Business Payments	$171.3	$176.4	(3)%	$509.9	$545.6	(7)%

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
Consumer-to-Consumer Transaction Growth/(Decline) (a)
EMEASA		8%			11%
Americas		(4)%			(4)%
APAC		15%			19%
Consumer-to-Consumer		3%			4%

Consumer-to-Consumer Revenue Growth/(Decline) (a)
EMEASA		(3)%			(4)%
Americas		(10)%			(9)%
APAC		5%			2%
Consumer-to-Consumer		(5)%			(6)%

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
Consumer-to-Consumer Transaction Growth/(Decline) (a)
International (b)		6%			8%
Domestic (c)		(9)%			(8)%
Mexico (d)		(13)%			(13)%
Consumer-to-Consumer		3%			4%

Consumer-to-Consumer Revenue Decline
International (b)		(3)%			(4)%
Domestic (c)		(15)%			(12)%
Mexico (d)		(18)%			(16)%
Consumer-to-Consumer		(5)%			(6)%

(a)	In determining the revenue and transaction growth rates under this regional view, the geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(b)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (c) and (d) below.

(c)	Represents all transactions between and within the United States and Canada.

(d)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

Western Union’s management has presented: (1) Consolidated, consumer-to-consumer segment, international consumer-to-consumer, and international consumer-to-consumer excluding United States originated transactions revenue declines, excluding the impact of translating foreign currency denominated revenues into United States dollars; (2) Operating income margin, excluding the impact from the estimated settlement accrual; (3) Earnings per share excluding the impact from the estimated settlement accrual; (4) Global Business Payments revenue decline and operating income margin, excluding the impact from the Custom House acquisition; (5) 2009 Revenue outlook, excluding the estimated impact of translating foreign currency denominated revenue into United States dollars; and (6) 2009 earnings per share and operating income margin outlook, excluding the impact from the estimated settlement accrual. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included on the following pages.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended September 30, 2009
	Consolidated	Consumer-to- Consumer Segment	International Consumer-to- Consumer	International Consumer-to- Consumer excluding United States originated transactions
2009 Revenues, as reported (GAAP)	$1,314.1	$1,117.8	$926.5	$765.5

Adjustments:
Reversal of impact from translation of foreign currency denominated amounts into United States dollars (a)	31.1	24.4	22.6	22.6

2009 Revenues, adjusted	$1,345.2	$1,142.2	$949.1	$788.1

2008 Revenues, as reported (GAAP)	$1,377.4	$1,178.1	$950.6	$782.2

Revenue decline, as reported (GAAP)	(5)%	(5)%	(3)%	(2)%
Revenue (decline)/growth, adjusted	(2)%	(3)%	0%	1%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Revenues	$1,314.1	$3,769.6

Operating income, as reported (GAAP)	$281.5	$964.1
Adjustment:
Settlement accrual (b)	71.0	71.0

Operating income, adjusted	$352.5	$1,035.1

Operating income margin, as reported (GAAP)	21.4%	25.6%
Operating income margin, adjusted	26.8%	27.5%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share amounts)

(unaudited)

Three Months Ended September 30, 2009
Net income, as reported (GAAP)	$181.0

Adjustments:
Reversal of impact from the settlement accrual, net of income tax benefit of $17.1 million (b)	53.9

Net income, adjusted	$234.9

Earnings per share (“EPS”):
As reported (GAAP)	$0.26
Impact from the settlement accrual (b)	0.07

EPS, adjusted	$0.33

Diluted weighted-average shares outstanding	701.6

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Global Business Payments revenue, as reported (GAAP)	$171.3	$176.4

Adjustment:
Reversal of Custom House revenue (c)	(7.9)	—

Global Business Payments revenue, adjusted	$163.4	$176.4

Global Business Payments operating income, as reported (GAAP)	$41.6	$46.6

Adjustment:
Reversal of Custom House operating loss (c)	1.3	—

Operating income, adjusted	$42.9	$46.6

Global Business Payments revenue decline, as reported (GAAP)	(3)%
Global Business Payments revenue decline, adjusted	(7)%

Operating income margin, as reported (GAAP)	24.3%
Operating income margin, adjusted	26.3%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

2009 Revenue Outlook

	Range
Revenue declines GAAP basis	(4)%	(5)%

Adjustment:
Reversal of estimated impact of translation of foreign currency denominated amounts into United States dollars (d)	3%	3%

Adjusted estimated revenue declines	(1)%	(2)%

2009 Operating Income Margin Outlook

Operating income margin GAAP basis	25%

Adjustment:
Reversal of impact from the settlement accrual (b)	2%

Adjusted estimated operating income margin	27%

2009 EPS Outlook

	Range
EPS guidance GAAP basis	$1.15	$1.20

Adjustment:
Reversal of impact from the settlement accrual (b)	0.08	0.08

Adjusted estimated EPS guidance	$1.23	$1.28

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

(a)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(b)	Estimated accrual for an anticipated agreement to resolve the Company’s disputes with the State of Arizona and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual”). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.

(c)	Represents the incremental impact from the acquisition of Custom House on Global Business Payments revenue and operating income margin.

(d)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.